                                   EXHIBIT (14)(c)

                           CONSENT OF PRICE WATERHOUSE LLP

                          Consent of Independent Accountants

We hereby consent to the incorporation by Reference in the Prospectus and Statement of Additional Information of constituting parts of Post-Effective Amendment No. 43 to the registration statement on Form N-1A of The One Group (the "N-1A Registration Statement"), which registration statement constitutes part of this registration statement on Form N-14 of The One Group (the "N-14 Registration Statement"), of our report dated January 19, 1996 relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of the Paragon Portfolio, which report is also incorporated by reference. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, NY 10036
May 29, 1998